EXHIBIT 99

S&P: Coke Rtgs, CCE & CCA Long-Term Rtgs Lwrd; Off Watch

NEW YORK (Standard & Poor's CreditWire) Dec. 21, 1999 -- Standard & Poor's today lowered its ratings for The Coca-Cola Co.
(Coke), as indicated in the table below. In addition, Standard & Poor's lowered its long-term ratings for Coca-Cola Enterprises Inc. (CCE), Coca-Cola Amatil Ltd. (CCA), Coca-Cola Amatil N.Z. Ltd., and Coca-Cola Amatil (Australia) Pty Ltd. (see list).
These ratings are removed from CreditWatch, where they were placed with negative implications Sept. 9, 1999, following Coke's announcement that its third-quarter earnings were expected to fall below earlier expectations. In its Sept. 9 press release, Standard & Poor's indicated its expectation that recovery of already weakened credit measures for the Coke system would be slower than anticipated.
     The short-term ratings for CCE, CCA, and related entities were affirmed, as listed below. These ratings were not previously on CreditWatch.
     About $6.3 billion of total debt was outstanding at Coke and about $11.2 billion at CCE as of Sept. 30, 1999, and about Australian dollar (A$) 2.9 billion of total debt was outstanding at CCA as of July 2, 1999.
     Standard & Poor's views Coke and its bottlers as a system and analytically reconsolidates key bottlers, including CCE and CCA, as well as Coca-Cola Beverages plc (the former European bottling system of CCA). The Coke bottling system has been active in pursuing acquisitions in recent periods, which has raised consolidated debt levels. In particular, Coke's debt-financed acquisition of the Cadbury Schweppes brands in 155 countries outside of the U.S. raised system net debt levels by close to $1 billion, and additional Cadbury acquisitions are still pending in several countries. Increased debt levels, along with weaker-than-expected operating performance at Coke and its key bottlers in 1999 due to weak global economies and European product recalls, have weakened creditor protection measures for the system below ranges considered appropriate for the former ratings (these measures included pretax interest coverage in the 6.5 times (x) - 7.5x range).
     Global operating performance began to show signs of improvement in the third quarter of 1999, and the European product recall problems appear to be largely behind Coke and its bottlers. However, Standard & Poor's does not believe credit measures are likely to improve to levels consistent with the previous double-'A'-minus rating for Coke or the previous single- 'A' -plus rating for CCE and CCA over the next two years, while leaving enough financial flexibility for further system acquisitions, investments, and/or share repurchases.
     The ratings reflect Coke's position as the world's largest manufacturer of soft-drink concentrates and syrups, as well as its geographic diversification, which translates into strong profitability and cash flow. Strong brand awareness has contributed to Coke's leading 45% share in the more mature U.S. market, and growth to a 51% worldwide market share. While Coke has no legal obligation for the debt of CCE, CCA, or Coca-Cola Beverages, Standard & Poor's ratings for CCE and CCA are based on Coke's significant incentive to keep these bottlers viable because of their strategic importance, Coke's ownership positions, the size of its investments, and its unique customer/supplier relationship.
     OUTLOOK:  STABLE
     Standard & Poor's expects the Coke system to maintain credit measures appropriate for the revised rating categories, despite anticipated continued bottler consolidation, investment, and share repurchases, -- CreditWire

RATINGS LOWERED AND REMOVED FROM CREDITWATCH

                                                To         From
Coca-Cola Co.
     Corporate credit rating                    A+/A-1     AA-/A-1+
     Senior unsecured debt                      A+         AA-
     Shelf registration (preliminary)           A+         AA-
     Commercial paper                           A-1        A-1+
Coca-Cola Enterprises Inc. (CCE)
     Long-term corporate credit rating          A          A+
     Senior unsecured debt                      A          A+
     Shelf registration (preliminary)           A          A+
Coca-Cola Enterprises (Canada) Bottling
   Finance Ltd.
     Medium-term note program (Gtd: CCE)        A          A+
Coca-Cola Amatil Ltd. (CCA)
     Long-term corporate credit rating          A          A+
     Senior unsecured debt                      A          A+
     Subordinated debt                          A-         A
     Bank loan rating                           A          A+
Coca-Cola Amatil (Australia) Pty Ltd.
     Bank loan rating (Gtd: CCA)                A          A+
Coca-Cola Amatil N.Z. Ltd.
     Senior unsecured debt                      A          A+


RATINGS AFFIRMED

Coca-Cola Enterprises Inc.
     Short-term corporate credit rating                    A-1
     Commercial paper                                      A-1

Coca-Cola Amatil Ltd.
     Short-term corporate credit rating                    A-1
     Commercial paper                                      A-1
Coca-Cola Amatil (Australia) Pty Ltd.
     Commercial paper (Gtd: Coca-Cola Amatil Ltd.)         A-1
Coca-Cola Amatil N.Z. Ltd.
     Commercial paper (Gtd: Coca-Cola Amatil Ltd.)         A-1

Contact:  Nicole Delz Lynch, New York (1) 212-438-7846
          Jeanette Ward, Melbourne (61) 3-9631-2075

CUSIP:  191085  191219  19122E  19122A  19122B  19121W  191216
19121D  19121E  19121F  19121A  19121B  19121C

SPviaNewsEDGE

:TICKER:   CCE  CCLAY  KO
:SUBJECT:  ACOM  BNKM  CBRT  IBMC  IGBM  SPRG  SRTG  EUB  CMKT
Copyright  (c)  1999 Standard & Poor's
Received by NewsEDGE/LAN:  12/21/1999  9:33 AM